Special Opportunities Fund, Inc. to Commence Rights Offering

NEW YORK, June 5, 2012 -- (BUSINESS WIRE) -- Special Opportunities Fund, Inc. (NYSE: SPE - News) (the “Fund”) announced today that it will issue to its common stockholders one transferable right for every 10 shares of common stock held on June 15, 2012, entitling the holders of such rights to purchase shares of a newly designated class of convertible preferred stock.

The rights will expire on July 9, 2012, and will entitle the holder to purchase one share of a convertible preferred stock at a price of $50 per share for each right held.  The rights will be traded through the NASDAQ Capital Market and the Fund anticipates that the convertible preferred stock will be listed on the New York Stock Exchange.  All holders of rights who fully subscribe in the offering will have the option to oversubscribe for additional shares of convertible preferred stock, which may be available if fewer than all rights are exercised.

The convertible preferred stock will pay a dividend quarterly at a rate of 3% per annum and will be convertible into common stock at the ratio of 3 shares of common stock for each share of convertible preferred stock (adjusted for any distributions made to common stockholders).   If the net asset value of the Fund’s common stock reaches $20 per share (adjusted for any distributions made to common stockholders), the Fund’s Board of Directors may determine to redeem the convertible preferred stock at a price of $50 per share, subject to the Fund providing convertible preferred stockholders with at least 30 days notice.  All outstanding shares of convertible preferred stock will be retired in 5 years at a price of $50 per share.

A prospectus covering the rights offering and the convertible preferred shares to be issued has been filed with the Securities and Exchange Commission and is available at www.sec.gov.  Additional information about the Fund is available on its website at http://www.specialopportunitiesfundinc.com.

Contact:

Geraldine Fequiere, 1-877-478-5038
Phoenix Advisory Partners